EXHIBIT 99.0


                                  May 14, 2002




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Annual Report on Form 11-K for the year ended December 31, 2001 for the CRIIMI MAE Management, Inc. Retirement Plan

Ladies and Gentlemen:

Consistent with the Commission's release of March 18, 2002, please be advised that the Company has obtained a letter from Arthur Andersen LLP, the Plan's independent public accountants, dated May 14, 2002, containing the following representations regarding the audits performed on the CRIIMI MAE Management, Inc. Retirement Plan financial statements as of and for the years ended December 31, 2001 and 2000:

o the audits were subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards;
o there was appropriate continuity of Arthur Andersen personnel working on the audits; and
o    there was appropriate availability of national office consultation.

Representation relating to the availability of personnel at foreign affiliates of Arthur Andersen was not relevant to these audits.


                                                By: CRIIMI MAE Management, Inc.
                                                    Retirement Plan



                                                /s/ William B. Dockser
                                                ----------------------
                                                William B. Dockser
                                                Chairman of the Board